SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2004

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-10709 (Commission File Number)	95-4300881 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated March 17, 2004.

Item 9. Regulation FD Disclosure

On March 17, 2004, the Company issued a press release announcing the resignation of its Vice President, Director of Acquisitions and Development. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: March 17, 2004
By: /s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 March 17, 2004
Contact:           Mr. Edward A. Stokx
                          (818)244-8080, Ext. 649

PS Business Parks, Inc. announces resignation of Vice President, Director of Acquisitions and Development.

Glendale, California – PS Business Parks, Inc. (AMEX:PSB), announced today that J. Michael Lynch, Vice President and Director of Acquisitions and Development, will resign from the Company effective March 31, 2004 to pursue other business opportunities.

Joseph D. Russell, Jr., President and Chief Executive Officer commented, “Michael Lynch has been a valued member of the senior management team at PS Business Parks for the last five years and we thank him for the significant contributions he has made to the Company and wish him continued success.” Mr. Russell continued, “As a Company, we remain focused on identifying and evaluating potential acquisition opportunities and we will actively undertake an effort to identify Michael Lynch’s successor.”

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2003, PSB wholly-owned approximately 18.3 million net rentable square feet of commercial space with approximately 3,700 customers located in eight states, concentrated primarily in California (5,160,000 sq. ft.), Texas (2,895,000 sq. ft.), Florida (3,352,000 sq. ft.), Oregon (1,941,000 sq. ft.), Virginia (2,625,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's web site is www.psbusinessparks.com.